Exhibit (a)(1)

FUNDAMENTAL CHANGE REPURCHASE RIGHT NOTICE, NOTICE OF A MAKE-WHOLE FUNDAMENTAL CHANGE, NOTICE OF EXECUTION OF SUPPLEMENTAL INDENTURE AND OFFER TO REPURCHASE TO HOLDERS OF 3.75% CONVERTIBLE SENIOR NOTES DUE 2020

ISSUED BY
FORESTAR GROUP INC.
CUSIP NUMBER: 346232 AB7

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of February 26, 2013 (the “Base Indenture”), between Forestar Group Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 26, 2013, between the Company and the Trustee (the “First Supplemental Indenture”), and as further supplemented by the Third Supplemental Indenture, dated as of October 5, 2017, between the Company and the Trustee (the “Third Supplemental Indenture,” and the Base Indenture as supplemented by the First Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”), relating to the Company’s 3.75% Convertible Senior Notes due 2020 (the “Notes”), that each holder (each, a “Holder”) of the Notes has the right (the “Fundamental Change Repurchase Right”), subject to certain conditions, at the Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion thereof that equals $1,000 or an integral multiple of $1,000 in excess thereof, on November 13, 2017 (the “Fundamental Change Repurchase Date”). The Company will repurchase such Notes at a repurchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date. The amount payable on the Notes, including accrued and unpaid interest, will be $1,007.500 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

Holders may exercise their Fundamental Change Repurchase Right by (i) delivering to U.S. Bank National Association, as paying agent (the “Paying Agent”), a duly completed Fundamental Change Repurchase Notice (as defined in the Indenture, the “Fundamental Change Repurchase Notice”), if the Notes are Physical Securities, or in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC,” and such rules and procedures, the “Applicable Procedures”), if the Notes are Global Securities, in each case, by 5:00 p.m., New York City time, on November 9, 2017 (the “Fundamental Change Expiration Time”) and (ii) delivering the Notes, if the Notes are Physical Securities, to the Paying Agent by the Fundamental Change Expiration Time (together with all necessary endorsements for transfer), or delivering the Notes by book-entry transfer, if the Notes are Global Securities, by the Fundamental Change Expiration Time in compliance with the Applicable Procedures. The Trustee has informed the Company that, as of the date hereof, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered in compliance with the Applicable Procedures and the satisfaction of any other requirements of DTC in connection with tendering beneficial interests in a Global Security. See “Section 3—Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase” below for further information on how to deliver a Fundamental Change Repurchase Notice and surrender your Notes for repurchase.

Any Holder may withdraw, in whole or in part, its submission of a Fundamental Change Repurchase Notice by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to the Fundamental Change Expiration Time. The Fundamental Change Repurchase Price (and any previously accrued and unpaid interest) for any Notes that are validly surrendered and not validly withdrawn will be paid by the Paying Agent, pursuant to Section 3.03 of the First Supplemental Indenture, promptly on the later of the Fundamental Change Repurchase Date and the time of book-entry transfer or the delivery of such Notes to the Paying Agent in the manner required by Section 3.02 of the First Supplemental Indenture. The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes, this Fundamental Change Repurchase Right Notice, Notice of a Make-Whole Fundamental Change, Notice of Execution of Supplemental Indenture and Offer to Repurchase to Holders of 3.75% Convertible Senior Notes due 2020 (this “Notice”) and any related notice materials, as amended and supplemented from time to time.

Pursuant to the Agreement and Plan of Merger, dated June 29, 2017 (the “Merger Agreement”), by and among D.R. Horton, Inc., a Delaware corporation (“D.R. Horton”), Force Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of D.R. Horton (“Merger Sub”), and the Company, on October 5, 2017, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

At the effective time of the Merger, each share of common stock of the Company, par value $1.00 per share (“Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, including any Company restricted stock but not including the Cancelled Shares or the Dissenting Shares (each as defined in the Merger Agreement), was converted into the right to receive, at the stockholder’s election, (i) for each share of Company Common Stock for which a Cash Election (as defined in the Merger Agreement, a “Cash Election”) had been made, $17.75 in cash or (ii) for each share of Company Common Stock for which a Stock Election (as defined in the Merger Agreement, a “Stock Election”) had been made, one share of common stock of the surviving entity in the Merger, par value $1.00 per share (“Surviving Corporation Common Stock”), in each case, subject to proration pursuant to Section 3.2 of the Merger Agreement. As a result of the completion of the Merger, a Fundamental Change (as defined in the Indenture, a “Fundamental Change”) occurred on October 5, 2017, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein.

Alternative to the Fundamental Change Repurchase Right:
You May Elect to Convert Your Notes

The Indenture provides that, as a result of the completion of the Merger, and notwithstanding the Fundamental Change Repurchase Right, the Holders of Notes have the right, subject to certain conditions, at such Holder’s option, to surrender the Notes for conversion (the “Conversion Right”), at any time from or after October 5, 2017 until the Scheduled Trading Day immediately prior to the Fundamental Change Repurchase Date (such period, the “Conversion Period”) at a Conversion Rate (as defined in the Indenture, the “Conversion Rate”) of 40.8351 Units of Reference Property (as defined below) per $1,000 principal amount of Notes. If you would like to convert your Notes, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to U.S. Bank National Association, as conversion agent (the “Conversion Agent”), in compliance with the Applicable Procedures, prior to the end of the Conversion Period. See “Section 2.3—Conversion Right of the Holders” below for further information on how to deliver Notes for conversion. You may not convert any Notes with respect to which you have already delivered a Fundamental Change Repurchase Notice unless you have validly withdrawn such Fundamental Change Repurchase Notice in accordance with the procedures described in this Notice. Notes properly surrendered for conversion may not be withdrawn.

The completion of the Merger also constitutes a “Make-Whole Fundamental Change” under the Indenture. However, pursuant to the terms and conditions of the Indenture, there will be no increase of the Conversion Rate in connection with this Make-Whole Fundamental Change.

Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into the Third Supplemental Indenture providing that, following the Merger, each Holder’s right to convert each $1,000 principal amount of Notes into, at the election of the Company, solely cash, solely shares of Company Common Stock or a combination of cash and shares of Company Common Stock was changed into a right to convert such principal amount of Notes into cash and shares of Surviving Corporation Common Stock based on the weighted average of the types and amounts of consideration received by holders of Company Common Stock that affirmatively made a Cash Election or a Stock Election pursuant to the Merger Agreement. As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $14.19785 in cash and 0.20012 shares of Surviving Corporation Common Stock (such weighted average, the “Unit of Reference Property”). Therefore, for each share of Company Common Stock you were previously entitled to receive upon conversion of the Notes, following the Merger, you instead will be entitled to receive a Unit of Reference Property comprised of $14.19785 in cash and 0.20012 shares of Surviving Corporation Common Stock. As a result, you will be entitled to receive $579.77062 in cash and 8.17192 shares of Surviving Corporation Common Stock per $1,000 aggregate principal amount of Notes validly surrendered for conversion, subject to the Company’s right to deliver cash in lieu of all or a part of the conversion consideration otherwise payable in Units of Reference Property. See “Section 2.3—Conversion Right of the Holders” below for a comparison of the amount you currently would receive if your Notes are converted during the Conversion Period, and the amount you would receive if your Notes are repurchased through exercise of the Fundamental Change Repurchase Right. The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right.

Based on the right to convert your Notes into $579.77062 in cash and 8.17192 shares of Surviving Corporation Common Stock per $1,000 aggregate principal amount of Notes validly surrendered during the Conversion Period and the last reported sales price of Surviving Corporation Common Stock of $17.15 per share as of October 11, 2017, the value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is substantially more than the value that you would receive if you converted your Notes during the Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your Conversion Right and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company, D.R. Horton or any of their respective boards of directors, employees, advisors, or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to purchase their Notes or convert their Notes.

This Notice constitutes the notice required to be delivered pursuant to Sections 4.07(b) and 8.03 of the First Supplemental Indenture relating to the execution of a supplemental indenture providing, among other things, for a Holder’s right to convert a Note into, at the election of the Company, cash and/or Units of Reference Property. This Notice also constitutes a “Fundamental Change Repurchase Right Notice” pursuant to Section 3.02(b) of the First Supplemental Indenture and a notice of a “Make-Whole Fundamental Change” pursuant to Section 4.06(e) of the First Supplemental Indenture required to be delivered with respect to the closing of the Merger.

The Paying Agent and Conversion Agent is:
U.S. Bank National Association

Registered & Certified Mail:	Regular Mail or Overnight Courier:	In Person by Hand Only:

U.S. Bank National Association Attn: Corporate Actions 111 Fillmore Avenue St. Paul, MN 55107-1402	U.S. Bank National Association Attn: Corporate Actions 111 Fillmore Avenue St. Paul, MN 55107-1402	U.S. Bank National Association Attn: Corporate Actions 111 Fillmore Avenue St. Paul, MN 55107-1402

Or By Facsimile Transmission: (For Eligible Institutions only): Fax: 651-466-7367 Attn: Michael Tate Phone Number: 651-466-6783 Email: cts.conversions@usbank.com

Additional copies of this Notice may be obtained from the Paying Agent at its address set forth above.

The date of this Notice is October 12, 2017.

TABLE OF CONTENTS

SUMMARY TERM SHEET			6
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS			11
IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHT			12
1.	Information Concerning the Company		12
	1.1	The Company	12
	1.2	The Merger Agreement and the Supplemental Indenture	12
2.	Information Concerning the Notes		12
	2.1	The Company’s Obligation to Repurchase the Notes	12
	2.2	Fundamental Change Repurchase Price	13
	2.3	Conversion Right of the Holders	13
	2.4	Market for the Notes and Surviving Corporation Common Stock	15
	2.5	Interest	16
	2.6	Fundamental Change and Repurchase Rights	16
	2.7	Ranking	16
3.	Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase		16
	3.1	Method of Delivery	16
	3.2	Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right	17
4.	Right of Withdrawal		18
5.	Payment for Surrendered Notes; Source and Amount of Funds		18
6.	Plans or Proposals of the Company		19
7.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes		19
8.	Agreements Involving the Company’s Notes		19
9.	Legal Matters; Regulatory Approvals		20
10.	Purchases of Notes by the Company and Its Affiliates		20
11.	U.S. Federal Income Tax Considerations		20
12.	Additional Information		23
13.	No Solicitations		24
14.	Conflicts		24

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy, or the solicitation of an offer to sell, Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company, D.R. Horton or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your Conversion Right and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right (the “Fundamental Change Repurchase Right”) of each holder (each, a “Holder”) of the 3.75% Convertible Senior Notes due 2020 (the “Notes”) to require the Company (as defined below) to purchase for cash all of such Holder’s Notes, or any portion of the principal thereof that is equal to $1,000 principal amount or an integral multiple of $1,000 principal amount, subject to the terms and conditions of the Indenture (as defined below), the Notes, this Fundamental Change Repurchase Right Notice, Notice of a Make-Whole Fundamental Change, Notice of Execution of Supplemental Indenture and Offer to Repurchase to Holders of 3.75% Convertible Senior Notes due 2020 (this “Notice”) and any related notice materials, as amended and supplemented from time to time. To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase Right, we urge you to read carefully the remainder of this Notice because the information in this summary is not complete and the remainder of this Notice contains additional important information. We have included section references to direct you to a more detailed description of the topics in this summary. Unless stated to the contrary or unless the context otherwise requires, references to “the Company,” “we,” “our,” or “us” in this Notice include Forestar Group Inc.

Who is offering to repurchase my Notes?

Forestar Group Inc., a Delaware corporation (“Forestar” or the “Company”) is offering to purchase any and all of your Notes, at your option, on the terms and conditions set forth in this Notice.

Why is the Company offering to repurchase my Notes?

As a result of the Merger, a Fundamental Change occurred on October 5, 2017, and accordingly each Holder has the Fundamental Change Repurchase Right pursuant to Section 3.02 of the First Supplemental Indenture. See “Section 2.1—The Company’s Obligation to Repurchase the Notes” below.

What Notes is the Company obligated to repurchase?

We are obligated to repurchase all of the Notes, or any portion thereof that is an integral multiple of $1,000 principal amount, validly surrendered pursuant to the Fundamental Change Repurchase Right, at the option of the Holder, and not validly withdrawn. As of October 11, 2017, there was $120 million aggregate principal amount of the Notes outstanding.

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay the Fundamental Change Repurchase Price in cash. The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and is not intended to bear any relationship to the market value of the Notes or the market value of the shares of Surviving Corporation Common Stock (as defined herein) into which the Notes are convertible in part. See “Section 2.2—Fundamental Change Repurchase Price” below.

How can I determine the market value of the Notes?

The Notes are currently traded over-the-counter. As of October 11, 2017, the last reported sales price of the Notes in the over-the counter market as quoted on Bloomberg was $1,016.84 per $1,000 principal amount. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the shares of Surviving Corporation Common Stock and the market for similar notes. Holders are urged to obtain current market quotations for the Notes, to the extent such current market quotations are available, prior to making any decision with respect to the Fundamental Change Repurchase Right. See “Section 2.4—Market for the Notes and Surviving Corporation Common Stock” below.

Shares of Surviving Corporation Common Stock, into which the Notes are convertible in part, are listed on NYSE under the symbol “FOR.” On October 11, 2017, the last reported sales price of Surviving Corporation Common Stock on NYSE was $17.15 per share. Based on the right to convert your Notes into $579.77062 in cash and 8.17192 shares of Surviving Corporation Common Stock per $1,000 aggregate principal amount of Notes validly surrendered during the Conversion Period and the last reported sales price of Surviving Corporation Common Stock of $17.15 per share as of October 11, 2017, the value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is substantially more than the value that you would receive if you converted your Notes during the Conversion Period.

We urge you to obtain current market information for the Notes, to the extent available, and Surviving Corporation Common Stock before making any decision whether to exercise or refrain from exercising the Fundamental Change Repurchase Right or to surrender your Notes for conversion.

Are my Notes currently convertible?

Yes. As a result of the completion of the Merger, Holders are currently entitled to exercise the Conversion Right pursuant to which, at any time during the Conversion Period, Holders can convert their Notes at the applicable Conversion Rate of 40.8351 Units of Reference Property, each comprised of $14.19785 in cash and 0.20012 shares of Surviving Corporation Common Stock, per $1,000 principal amount of Notes held by such Holder in accordance with the Indenture.

If you do not exercise your Fundamental Change Repurchase Right in accordance with the terms of this Notice, you will retain the Conversion Right associated with your Notes pursuant to the Indenture. If you deliver a duly completed Fundamental Change Repurchase Notice to the Paying Agent, you may not surrender such Notes for conversion unless you validly withdraw such Fundamental Change Repurchase Notice on or prior to 5:00 p.m., New York City time, on November 9, 2017 (the “Fundamental Change Expiration Time”). If you surrender your Notes for conversion at any time, you will no longer be able to exercise the Fundamental Change Repurchase Right. See “Section 2.3—Conversion Rights of the Holders” below.

What consideration will I receive if I convert my Notes during the Conversion Period?

The Merger constituted a Fundamental Change and a Make-Whole Fundamental Change. The Conversion Rate for Notes converted “in connection” with the Fundamental Change or the Make-Whole Fundamental Change will be 40.8351 Units of Reference Property, corresponding to 8.17192 shares of Surviving Corporation Common Stock and $579.77062, per $1,000 principal amount of Notes. In accordance with the terms of the Indenture, the Conversion Rate will not be increased for conversions “in connection” with the Make-Whole Fundamental Change. A conversion of Notes will be deemed to be “in connection with” the Fundamental Change or the Make-Whole Fundamental Change if the relevant notice of conversion is received by the Conversion Agent during the period from, and including, October 5, 2017, until the Fundamental Change Repurchase Date.

Under the terms of the Indenture, the Company has the right to settle any conversions of Notes in the form of Units of Reference Property, cash or a combination of cash and Units of Reference Property. It is our current intent and policy to settle conversions through a combination of cash and shares of Surviving Corporation Common Stock with a Specified Dollar Amount (as defined in the Indenture, the “Specified Dollar Amount”) of at least $1,000. See “Section 2.3—Conversion Rights of the Holders” below.

What are my rights if I retain my Notes?

If you do not surrender your Notes pursuant to the Fundamental Change Repurchase Right and do not convert your Notes during the Conversion Period, you may retain your Notes pursuant to the terms of the Indenture through maturity, or otherwise transfer or convert such Notes pursuant to the terms of the Notes and the Indenture. Moreover, you will retain the right to convert your Notes into, or by reference to, Units of Reference Property at the applicable Conversion Rate, in accordance with the terms of the Indenture and subject to any applicable anti-dilution adjustments. You will also retain the right to receive interest payments on the Notes pursuant to the terms of the Indenture and the Notes. The Notes will be repaid on the maturity date at the principal amount thereof, plus accrued but unpaid interest to but excluding the maturity date.

What is the relationship between the offer to repurchase and the convertibility of the Notes?

The right to exercise the Fundamental Change Repurchase Right is a separate right from the right to convert the Notes. If you do exercise your Fundamental Change Repurchase Right by delivering a Fundamental

Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. If you do not exercise your Fundamental Change Repurchase Right, your Conversion Right will not be affected. If you have exercised your Conversion Right and converted your Notes, you may not surrender such Notes under the Fundamental Change Repurchase Right. See “Section 2.3—Conversion Rights of the Holders” below.

What does the Board of Directors of the Company think of the Fundamental Change Repurchase Right and the Conversion Right?

The Board of Directors of the Company has not made any recommendation as to whether you should surrender your Notes for repurchase under the Fundamental Change Repurchase Right or whether you should exercise your Conversion Right. You must make your own decision as to whether or not to surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right or to exercise your Conversion Right and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. The Fundamental Change Repurchase Right, our offer to repurchase the Notes pursuant thereto and the notice of your Conversion Right, each as described in this Notice, are based solely on the requirements of the Indenture and the Notes.

When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at the Fundamental Change Expiration Time. We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law.

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. See “Section 3—Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase” below.

How do I surrender my Notes for repurchase?

To surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right, you must (i) deliver to the Paying Agent the Fundamental Change Repurchase Notice by the Fundamental Change Expiration Time and (ii) deliver the Notes by book-entry transfer, in each case, in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC,” and such rules and procedures, the “Applicable Procedures”).

Holders whose Notes are held by a broker, dealer, commercial bank, trust company, or other nominee must contact such nominee if such Holder desires to exercise its Fundamental Change Repurchase Right and instruct such nominee to deliver a Fundamental Change Repurchase Notice and surrender the Notes on such Holder’s behalf in compliance with the Applicable Procedures before the Fundamental Change Expiration Time.

Holders who are DTC participants should deliver the Fundamental Change Repurchase Notice and surrender their Notes to the Paying Agent electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system, before the Fundamental Change Expiration Time.

You bear the risk of untimely submission of the Fundamental Change Repurchase Notice. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Fundamental Change Expiration Time, after which time you will not be able to exercise the Fundamental Change Repurchase Right.

By delivering, or instructing your nominee to deliver, the Fundamental Change Repurchase Notice to the Paying Agent in compliance with the Applicable Procedures, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Notice. See “Section 3.2—Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right” below.

If I surrender my Notes for repurchase, when will I receive payment for my Notes?

We will accept for payment all validly surrendered Notes that have not been validly withdrawn promptly upon expiration of the Fundamental Change Repurchase Right. We will promptly deposit with the Paying Agent on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of money sufficient to repurchase all of the Notes to be repurchased at the Fundamental Change Repurchase Price, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures. See “Section 5—Payment for Surrendered Notes; Source and Amount of Funds” below.

Can I withdraw previously surrendered Notes?

Yes. To withdraw Notes previously surrendered for repurchase, you (or your broker, dealer, commercial bank, trust company, or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to the Fundamental Change Expiration Time.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the DTC procedures prior to the Fundamental Change Expiration Time. See “Section 4—Right of Withdrawal” below.

If I choose to surrender any of my Notes for repurchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes, or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender Notes in a principal amount of $1,000 or an integral multiple thereof. See “Section 3—Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase” below.

If I want to convert my Notes during the Conversion Period, what should I do?

If you want to convert your Notes during the Conversion Period, you must comply with the Applicable Procedures for converting a beneficial interest in a Global Security.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its Conversion Right and instruct such nominee to deliver the appropriate instruction form and the Notes in compliance with the Applicable Procedures prior to the end of the Conversion Period. See “Section 2.3—Conversion Rights of the Holders” below.

If I have already elected to exercise my Fundamental Change Repurchase Right, can I still convert my Notes?

If you have already exercised your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. You bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice. Notes properly surrendered for conversion may not be withdrawn. See “Section 4—Right of Withdrawal” below.

Do I need to do anything if I wish to exercise neither the Fundamental Change Repurchase Right nor the Conversion Right?

No. If you do not surrender your Notes before the expiration of the Fundamental Change Repurchase Right and the Conversion Right, we will not repurchase or convert your Notes and such Notes will remain outstanding and will continue to be subject to the terms of the Indenture and the Notes.

What are the U.S. federal income tax considerations if I exercise my Fundamental Change Repurchase Right or my Conversion Right with respect to my Notes?

The receipt of cash in exchange for Notes pursuant to exercise of the Fundamental Change Repurchase Right or the Conversion Right by U.S. Holders and certain Non-U.S. Holders (each as defined below) will generally be taxable for U.S. federal income tax purposes. For a discussion of the U.S. federal income tax considerations applicable to Holders that dispose of their Notes pursuant to the Fundamental Change Repurchase Right, see “Section 11—U.S. Federal Income Tax Considerations” below. Holders should consult their tax advisors as to the tax considerations to them of exercising the Conversion Right with respect to their Notes.

Who is the Paying Agent and the Conversion Agent?

U.S. Bank National Association, the Trustee under the Indenture, is also serving as the Paying Agent and Conversion Agent in connection with the Holders’ Fundamental Change Repurchase Right and the Conversion Right. Its address, telephone, and fax numbers are set forth on the front cover of this Notice.

Whom can I contact if I have questions about the Fundamental Change Repurchase Right or the Conversion Right?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Repurchase Right or the conversion of the Notes may be directed to the Paying Agent and the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice. You should direct any other questions you may have to your own financial and tax advisors.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements contained or incorporated by reference in this Notice contain information that includes or is based on “forward-looking statements.” Forward-looking statements include the management’s judgment regarding future events. In many cases, you can identify such statements by words such as “believe,” “anticipate,” “could,” “estimate,” “likely,” “intend,” “may,” “plan,” “expect,” and similar expressions, including references to assumptions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. All statements, other than statements of historical fact, included in and incorporated by reference into this Notice regarding the Merger, the Company’s financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Notice are made as of October 12, 2017. Subsequent events or developments may cause our views to change. We do not undertake any obligation to update our forward-looking statements after the date of this document for any reason, even if new information becomes available or other events occur in the future.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to October 12, 2017. You are advised to consult any further disclosures we make on related subjects in our reports filed with the Securities and Exchange Commission (the “SEC”).

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHT

1.                                      Information Concerning the Company.

1.1                               The Company. The Company is a residential and real estate development company. Following the completion of the Merger, the Company became a majority owned subsidiary of D.R. Horton, a homebuilding company. The Company’s common stock is traded on the New York Stock Exchange under the symbol “FOR.”

The Company’s principal executive offices are located at 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746, and its telephone number at that location is (512) 433-5200. D.R. Horton’s principal executive offices are located at 1341 Horton Circle, Arlington, Texas 76011, and its telephone number at that location is (817) 390-8200.

The Company is both the issuer of the Notes and offering to repurchase or convert the Notes pursuant to the terms and conditions of this Notice.

1.2                               The Merger Agreement and the Supplemental Indenture. On June 29, 2017, the Company entered into the Merger Agreement by and among D.R. Horton, Merger Sub and the Company. On October 5, 2017, pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation. At the effective time of the Merger, for each share of Company Common Stock that a Holder of the Notes was previously entitled to receive upon conversion of the Notes, such Holder instead became entitled to receive a Unit of Reference Property, comprised of $14.19785 in cash and 0.20012 shares of common stock of the Surviving Corporation, par value $1.00 per share (“Surviving Corporation Common Stock”). The Company will continue to have the right to determine the settlement method pursuant to the First Supplemental Indenture and any amount payable in cash upon conversion of the Notes in accordance with the Indenture shall continue to be payable in cash. As the Merger constituted a “Fundamental Change” under the Indenture, each Holder has the Fundamental Change Repurchase Right described herein, pursuant to Section 3.02 of the First Supplemental Indenture.

Pursuant to Section 4.07(a) of the First Supplemental Indenture, at or prior to the consummation of the Merger, the Company and the Trustee executed the Third Supplemental Indenture to change each Holder’s right to convert each $1,000 principal amount of Notes into, at the election of the Company, solely cash, solely shares of Company Common Stock or a combination of cash and shares of Company Common Stock into a right to convert such principal amount of Notes into Units of Reference Property. In accordance with the Third Supplemental Indenture, from and after the effective time of the Merger, the right of the Holders to convert each $1,000 principal amount of Notes on the basis of Company Common Stock in accordance with the terms of the First Supplemental Indenture changed to a right of such Holders to convert each $1,000 principal amount of Notes on the basis of the Reference Property, at the Conversion Rate applicable to the conversion of such Notes, in accordance with the terms and conditions of the Indenture.

The foregoing summary of the Third Supplemental Indenture is qualified by the full text of the Third Supplemental Indenture, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 10, 2017 and is incorporated herein by reference.

2.                                      Information Concerning the Notes. On February 26, 2013, the Notes were issued under the First Supplemental Indenture. Cash interest accrues on the Notes at the rate of 3.75% per annum on the principal amount and is payable semi-annually on March 1 and September 1 of each year, to the person in whose name a Note is registered at the close of business on the preceding February 15 or August 15, as the case may be. The Notes mature on March 1, 2020. As of October 11, 2017, there was $120 million aggregate principal amount of the Notes outstanding.

2.1                               The Company’s Obligation to Repurchase the Notes. Pursuant to the terms of the Notes and the Indenture, upon the occurrence of the Merger which constituted a Fundamental Change, the Company became obligated to offer to purchase, at the Fundamental Change Repurchase Price, all Notes validly tendered for purchase by Holders pursuant to the Fundamental Change Repurchase Right. The Fundamental Change Repurchase Price for the Notes is payable in cash, and is equal to 100% of the principal amount thereof, plus accrued and unpaid interest to but excluding the Fundamental Change Repurchase Date. The Indenture requires that the Fundamental Change Repurchase Date be a date chosen by the Company that is not less than 20 and no more than 35 business days after the date of the Company’s notice to Holders that a Fundamental Change has occurred and of the Fundamental Change Repurchase Right. This Notice, which constitutes a “Fundamental Change Repurchase Right Notice” pursuant to Section 3.02(b) of the First Supplemental Indenture, is first being delivered to Holders on October 12, 2017.

The Fundamental Change Repurchase Right will expire at 5:00 p.m., New York City time, on November 9, 2017. We do not intend to extend the period that holders have to exercise their Fundamental Change Repurchase Right unless required to do so by applicable law. Our repurchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the repurchase be lawful and the procedural requirements described in this Notice be satisfied.

There is no financing condition in connection with the Company’s obligation to consummate the Fundamental Change Repurchase Right.

2.2                               Fundamental Change Repurchase Price. Pursuant to terms of the Indenture and the Notes, the Fundamental Change Repurchase Price to be paid by the Company for the Notes on the Fundamental Change Repurchase Date is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Repurchase Date will be paid to the Holders surrendering Notes for repurchase on the Fundamental Change Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Repurchase Price equal to $7.500 per $1,000.00 principal amount of the Notes. Accordingly, the amount payable on the Notes, including accrued and unpaid interest, will be $1,007.500 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn. We will pay the Fundamental Change Repurchase Price in cash with respect to any and all Notes validly surrendered for repurchase (and not thereafter withdrawn) by the Fundamental Change Expiration Time. Notes will be accepted for repurchase only in principal amounts equal to $1,000 or integral multiples thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Fundamental Change Repurchase Price to the Holder of such Notes.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or the value of the cash and Surviving Corporation Common Stock into which the Notes are convertible. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Repurchase Date. You are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and Surviving Corporation Common Stock before making a decision whether to surrender your Notes for repurchase.

None of the Company, D.R. Horton or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the Conversion Right, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the Conversion Right and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

2.3                               Conversion Right of the Holders. As a result of the completion of the Merger, notwithstanding the Fundamental Change Repurchase Right, the Notes are convertible, at the option of the Holder, at any time until 5:00 p.m., New York City time, on November 9, 2017. Pursuant to the terms of the First Supplemental Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into the Third Supplemental Indenture providing that, following the Merger, each Holder’s right to convert each $1,000 principal amount of Notes into, at the election of the Company, solely cash, solely shares of Company Common Stock or a combination of cash and shares of Company Common Stock was changed into a right to convert such principal amount of Notes into cash and shares of Surviving Corporation Common Stock based on the weighted average of the types and amounts of consideration received by holders of Company Common Stock that affirmatively made a Cash Election or a Stock Election pursuant to the Merger Agreement. As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $14.19785 in cash and 0.20012 shares of Surviving Corporation Common Stock. Therefore, for each share of Company Common Stock you were previously entitled to receive upon conversion of the Notes, following the Merger, you instead will be entitled to receive a Unit of Reference Property comprised of $14.19785 in cash and 0.20012 shares of Surviving Corporation Common Stock. As a result, you will be entitled to receive $579.77062 in cash and 8.17192 shares of Surviving Corporation Common Stock per $1,000 aggregate principal amount of Notes validly surrendered for conversion, subject to the Company’s right to deliver cash in lieu of all or a part of the conversion consideration otherwise payable in Units of Reference Property.

The Company will not issue fractional shares of Surviving Corporation Common Stock upon conversion of the Notes. Instead, if conversion consideration due to a converting Holder includes a fraction of a share of Surviving Corporation Common Stock, the Company will, in lieu of delivering such fraction of a share of Surviving Corporation Common Stock, pay an amount of cash pursuant to the Indenture.

Upon the conversion of any Notes, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Company’s settlement of the conversion obligations as described above will be deemed to satisfy its obligation to pay the principal amount of Notes and any accrued and unpaid interest thereon.

If you want to convert your Notes during the Conversion Period, you must comply with the Applicable Procedures for converting a beneficial interest in a Global Security.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its Conversion Right and instruct such nominee to deliver the appropriate instruction form and the Notes in compliance with the Applicable Procedures prior to the end of the Conversion Period.

Timely delivery of the appropriate instruction form and the Notes in compliance with the Applicable Procedures is the responsibility of the surrendering Holder.

The Conversion Date will be the date on which you have satisfied all of the foregoing requirements (the “Conversion Date”). The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the Conversion Date.

If you exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. Holders bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice.

U.S. Bank National Association is acting as Conversion Agent in connection with the Conversion Right described herein. Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE CONVERSION RIGHT DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $1,000.00:

•                  Fundamental Change Repurchase Right: If you exercise the Fundamental Change Repurchase Right and the Notes are repurchased for the Fundamental Change Repurchase Price, you will receive $1,000.00 plus a sum equal to accrued but unpaid interest on your Notes to, but excluding, the Fundamental Change Repurchase Date, for a total consideration of $1,007.500, assuming a Fundamental Change Repurchase Date of November 13, 2017.

•                  Conversion During the Conversion Period: If you exercise your Conversion Right during the Conversion Period, you will receive $579.77062 in cash and 8.1670 shares of Surviving Corporation Common Stock per $1,000 aggregate principal amount of Notes validly surrendered for conversion, which would represent $719.91906 in conversion consideration value based on the closing share price of $17.15 of Surviving Corporation’s Common Stock on October 11, 2017.

The Conversion Right is separate from the Fundamental Change Repurchase Right. Based on the right to convert your Notes into $579.77062 in cash and 8.1670 shares of Surviving Corporation Common Stock per $1,000 aggregate principal amount of Notes validly surrendered during the Conversion Period and the last reported sales price of Surviving Corporation Common Stock of $17.15 per share as of October 11, 2017, the value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is substantially more than the value that you would receive if you converted your Notes during the Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your Conversion Right and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company, D.R. Horton or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

2.4                               Market for the Notes and Surviving Corporation Common Stock. There currently is a limited or no established trading market for the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of Surviving Corporation Common Stock and the market for similar notes. Following the expiration of the Fundamental Change Repurchase Right and the Conversion Period, the Notes that have not been repurchased or converted may or may not continue to be traded over-the-counter, and if they do continue to trade, the trading market for the Notes may be much more limited. We cannot assure you that any market will exist for the Notes following expiration of the Fundamental Change Repurchase Right and the Conversion Right. Even if such a market does exist, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the repurchase or conversion of a significant amount of the Notes pursuant to the terms of this Notice would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Fundamental Change Repurchase Right and the Conversion Right. The extent of the public market for the Notes following expiration of the Fundamental Change Repurchase Right and the Conversion Period will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. As of the date of this Notice, all of the Notes are held in global form through DTC. As of October 11, 2017, there was $120 million aggregate principal amount of the Notes outstanding.

Shares of Surviving Corporation Common Stock, into which the Notes are convertible in part, have been listed on NYSE under the symbol “FOR” since October 5, 2017. Prior to the completion of the Merger, shares of Company Common Stock were listed on NYSE under that same symbol. On October 11, 2017, there were 41,938,936 shares of Surviving Corporation Common Stock outstanding and the last reported sales price of Surviving Corporation Common Stock on NYSE was $17.15 per share.

The following table sets forth, for each of the periods indicated, the high and low intraday sales prices per share as reported on NYSE of Company Common Stock and Surviving Corporation Common Stock, as applicable:

	High	Low
Year Ended December 31, 2015
First Quarter	$16.15	$12.91
Second Quarter	16.35	13.03
Third Quarter	13.84	11.45
Fourth Quarter	14.87	10.42
Year Ended December 31, 2016:
First Quarter	$13.1215	$7.95
Second Quarter	13.98	11.10
Third Quarter	12.97	11.28
Fourth Quarter	14.05	10.60
Year Ended December 31, 2017:
First Quarter	$13.90	$12.30
Second Quarter	17.775	13.625
Third Quarter	17.575	16.95
Fourth Quarter (through October 11, 2017)	17.30	15.35

We urge you to obtain current market information for the Notes, to the extent available, and Surviving Corporation Common Stock before making any decision whether to exercise or refrain from exercising the Fundamental Change Repurchase Right or to surrender your Notes for conversion.

2.5                               Interest. The Notes that remain outstanding after expiration of the Fundamental Change Repurchase Right and the Conversion Right will continue to accrue interest until March 1, 2020 (the “Maturity Date”), or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or converted. Interest on outstanding Notes is paid semi-annually in arrears on March 1 and September 1 (each an “Interest Payment Date”) of each year to record Holders of the Notes as of the preceding February 15 and August 15 (each a “Record Date”), respectively, until the Maturity Date, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or converted. The Notes bear interest on the principal amount at an annual interest rate equal to 3.75%.

Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date in an amount  computed on the basis of a 360-day year of twelve 30-day months based on the current interest rate and the number of months and days from the last interest payment date on which interest has been paid (September 1, 2017) to, but excluding, the Fundamental Change Repurchase Date. The Company estimates that the accrued interest payable on any Notes that are validly surrendered for repurchase and not validly withdrawn will be $7.500 per $1,000 principal amount of Notes surrendered, assuming a Fundamental Change Repurchase Date of November 13, 2017. Holders converting the Notes will not receive a cash payment for accrued and unpaid interest. See “Section 2.3—Conversion Right of the Holders” above.

2.6                               Fundamental Change and Repurchase Rights. If any Notes remain outstanding, a Holder may require the Company to repurchase for cash such Holder’s Notes if there is a Fundamental Change not described in this Notice, on or prior to the Maturity Date at a repurchase price in cash equal to 100% of the aggregate principal amount of such Notes as of the applicable repurchase date, plus accrued and unpaid interest to, but excluding, such repurchase date, provided that if such repurchase date falls after a Record Date, and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of the accrued and unpaid interest payable on such Interest Payment Date on the repurchase date to the Holders of record of the Notes as of the close of business on the applicable Record Date instead of the Holders surrendering the Notes for repurchase on such date.

2.7                               Ranking. The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior indebtedness and senior to all of the Company’s subordinate debt. However, the Notes are structurally subordinate to all existing and future liabilities of the Company’s subsidiaries and will be effectively subordinate to the existing and future secured indebtedness of the Company to the extent of the value of the related collateral.

3.                                      Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase. In order to receive the Fundamental Change Repurchase Price for their Notes, Holders must (i) deliver to the Paying Agent a duly completed Fundamental Change Repurchase Notice, if the Notes are Physical Securities, or in compliance with the Applicable Procedures, if the Notes are Global Securities, in each case, by the Fundamental Change Expiration Time and (ii) deliver the Notes, if the Notes are Physical Securities, to the Paying Agent by the Fundamental Change Expiration Time (together with all necessary endorsements for transfer), or delivering the Notes by book-entry transfer, if the Notes are Global Securities, by the Fundamental Change Expiration Time in compliance with the Applicable Procedures.

Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or a whole multiple thereof. If Holders do not validly surrender their Notes before the Fundamental Change Expiration Time, those Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1                               Method of Delivery. The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, each Fundamental Change Repurchase Notice and the Notes described therein shall be delivered via agent’s message that is transmitted through DTC’s ATOP, and delivery via ATOP will satisfy the Holder’s Fundamental Change Repurchase Right delivery requirements pursuant to the terms of the Indenture. Delivery of the Fundamental Change Repurchase Notice and the Notes described therein through ATOP is the responsibility of the surrendering Holder.

If your Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee if you desire to surrender your Notes for repurchase on your behalf in compliance with the Applicable Procedures as set forth below on or prior to the Fundamental Change Expiration Time.

If you are a DTC participant, you may elect to surrender your beneficial interest in the Notes to us by:

•                  delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to the Fundamental Change Expiration Time; and

•                  electronically transmitting your acceptance through ATOP, subject to the terms and procedures of that system, on or prior to the Fundamental Change Expiration Time. Upon receipt of your acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Fundamental Change Repurchase Right and that such participant has received and agrees to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in “Section 3.2—Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right” below.

Any Fundamental Change Repurchase Notice sent to DTC by a Holder or by a broker, dealer, commercial bank, trust company or other nominee on a Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, an agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in “Section 3.2—Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right” below.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to the Fundamental Change Expiration Time.

3.2                               Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right. By delivering, or instructing your nominee to deliver, your Fundamental Change Repurchase Notice through ATOP, a Holder acknowledges and agrees as follows:

•                  the Notes described in the Fundamental Change Repurchase Notice shall be repurchased by the Company pursuant to the terms and conditions set forth in the Notes, the Indenture and this Notice;

•                  such Holder agrees to all of the terms of this Notice;

•                  such Holder has received this Notice and acknowledges that this Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change Repurchase Right;

•                  upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective as of the Fundamental Change Repurchase Date, such Holder (i) irrevocably agrees to sell, assign and transfer to the Company all right, title and interest in and to all the Notes described in the Fundamental Change Repurchase Notice, (ii) releases and discharges the Company, the Trustee, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of such Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Notes that are duly surrendered (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the Indenture, the Notes and this Notice;

•                  such Holder represents and warrants that such Holder (i) owns the Notes described in the Fundamental Change Repurchase Notice and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes described in the Fundamental Change Repurchase Notice, and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•                  such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•                  such Holder understands that all Notes described in any Fundamental Change Repurchase Notice that is validly delivered and not validly withdrawn prior to the Fundamental Change Expiration Time will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Notice and any related notice materials, as amended and supplemented from time to time, and that the Fundamental Change Repurchase Price constitutes more value than they would receive upon converting their Notes during the Conversion Period;

•                  payment for Notes repurchased pursuant to this Notice will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•                  any delivered Fundamental Change Repurchase Notice may only be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time;

•                  all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•                  the delivery and surrender of any Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•                  all questions as to the validity, form, eligibility (including time of receipt) and delivery or acceptance of any Fundamental Change Repurchase Notice or the surrender of Notes for repurchase and the form and validity or any related documents (including time of receipt of notices of withdrawal) will be determined by the Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

4.                                      Right of Withdrawal. A Fundamental Change Repurchase Notice may be withdrawn at any time prior to the Fundamental Change Expiration Time.

In order to withdraw a previously delivered Fundamental Change Repurchase Notice, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to the Fundamental Change Expiration Time. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Repurchase Notice and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the withdrawal procedures of DTC.

Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless the Fundamental Change Repurchase Notice with respect to such Notes is first validly withdrawn prior to the Fundamental Change Expiration Time. Holders bear the risk of untimely withdrawal of a Fundamental Change Repurchase Notice. Notes properly surrendered for conversion may not be withdrawn.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.

5.                                      Payment for Surrendered Notes; Source and Amount of Funds. We will promptly deposit with the Paying Agent, on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price for all of the Notes to be repurchased on the Fundamental Change Repurchase Date, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC, and DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is $120,900,000, calculated as the sum of (i) $120,000,000, representing 100% of the principal amount of Notes outstanding as of October 11, 2017, plus (ii) $900,000, representing accrued and unpaid interest on such Notes up to, but excluding, the Fundamental Change Repurchase Date. The Company expects to fund the repurchase of the Notes validly surrendered for repurchase and not validly withdrawn, if any, with available cash on hand.

The repurchase of Notes, if any, pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof.

6.                                      Plans or Proposals of the Company.

As disclosed by the Company in its Current Report on Form 8-K filed on October 10, 2017, in connection with the consummation of the Merger, certain former executive officers and members of the Company’s Board of Directors were replaced with the individuals listed on Annex A to this Notice.

As a result of the consummation of the Merger, all rights pertaining to the class of Preferred Stock Purchase Rights of the Company were extinguished. On October 17, 2017, the entire class of this security will be removed from listing and registration on the NYSE.

Any Notes repurchased by us pursuant to the Fundamental Change Repurchase Right or converted by Holders pursuant to the Conversion Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

Except as disclosed in this Notice, the Company and D.R. Horton currently have no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

7.                                      Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Based on a reasonable inquiry by the Company:

•                  none of the Company, D.R. Horton or any executive officer, director or affiliate of the Company, D.R. Horton or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Notes;

•                  the Company will not repurchase any Notes from such persons; and

•                  during the 60 days preceding the date of this Notice, none of such persons engaged in any transactions in the Notes, other than the transactions required by the Indenture described herein.

A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

8.                                      Agreements Involving the Company’s Securities. Based on a reasonable inquiry by the Company, except for the Indenture, the Merger Agreement and as otherwise described below and in this Notice, none of the Company, D.R. Horton, or any of their respective directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right, the Notes or any other securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

The Company is party to the Indenture, dated as of May 12, 2014, among Forestar (USA) Real Estate Group Inc., a subsidiary of the Company, as issuer, the Company and certain other subsidiaries of the Company, as guarantors, and the Trustee, as trustee, as supplemented by the Supplemental Indenture, dated as of June 21, 2016, among Forestar (USA) Real Estate Group Inc., the Guarantors named therein and the Trustee, relating to 8.500% Senior Secured Notes due 2022.

In addition, the Company is party to the Stockholder’s Agreement, dated as of June 29, 2017, between the Company and D.R. Horton, entered into in connection with the Merger to establish certain rights and obligations with respect of D.R. Horton’s relationship with, and investment in, the Company.

9.                                      Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Fundamental Change Repurchase Right, or of any approval or other action by any government or regulatory authority or agency that may be required for the acquisition of the Notes as described in this Notice.

10.                               Purchases of Notes by the Company and Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of this Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right and not validly withdrawn, the business and financial position of the Company and general economic and market conditions.

11.                               U.S. Federal Income Tax Considerations.

The following is a summary of U.S. federal income tax considerations generally applicable to the disposition of the Notes pursuant to the exercise of the Fundamental Change Repurchase Right. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to Holders in light of their particular circumstances, or to Holders subject to special treatment under U.S. federal income tax law, including, but not limited to, financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities, expatriates, persons deemed to sell the Notes under the constructive sale provisions of the Code and persons that hold the Notes as part of a straddle, hedge, conversion transaction or other integrated investment. This summary assumes that Holders will hold their Notes as “capital assets” (generally, property held for investment) under the Code. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

Furthermore, this discussion does not address any alternative minimum tax or U.S. federal estate or gift tax consequences or any state, local or non-U.S. tax consequences. Holders are urged to consult their tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences of the disposition of the Notes pursuant to exercise of the Fundamental Change Repurchase Right.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the U.S., (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the U.S., any of the States or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (B) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes. A beneficial owner of a Note that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns Notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the Notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

If you are considering exercising the Fundamental Change Repurchase Right or the Conversion Right, you should consult your tax advisor concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following is a summary of U.S. federal income tax considerations of the disposition of the Notes pursuant to the exercise of the Fundamental Change Repurchase Right by a U.S. Holder. U.S. federal income tax considerations to Non-U.S. Holders are described under “—Non-U.S. Holders” below.

Subject to the discussion of the market discount rules below, you generally will recognize capital gain or loss as a result of exercising the Fundamental Change Repurchase Right in an amount equal to the difference between (1) the amount of cash received pursuant to such exercise (except to the extent such cash is attributable to accrued but unpaid interest, which, to the extent not previously included in income, generally will be taxable as ordinary income) and (2) your adjusted tax basis in the Note. Such capital gain or loss will be long-term capital gain or loss if, at the time of such disposition, you have held the Note for more than one year. Individual and certain non-corporate U.S. Holders are generally subject to reduced rates of U.S. federal income taxation on long-term capital gains. The deductibility of capital losses is subject to limitations.

Your adjusted tax basis in the Notes generally will equal the cost of the Notes. If you elected to include market discount (as described below) in income as it accrued, then your tax basis in the Notes will be increased by any market discount you previously included in gross income. If you purchased the Notes for an amount greater than their principal amount, then your tax basis in such Notes will be decreased by the amount of any such excess that you elected to offset against interest income as amortizable bond premium.

Any gain recognized will be treated as ordinary income to the extent of any market discount on the Notes that has accrued during the period that you held such Notes, unless you elected to include market discount in income as it accrued. The Notes generally will be treated as having market discount if their stated principal amount exceeded your tax basis therein immediately after the acquisition by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless you elect to accrue market discount using a constant-yield method for U.S. federal income tax purposes.

Non-U.S. Holders

The following is a summary of U.S. federal income tax considerations of the disposition of the Notes pursuant to exercise of the Fundamental Change Repurchase Right that will apply to you if you are a Non-U.S. Holder and you are not engaged in a U.S. trade or business. For a discussion of U.S. federal income tax considerations for Non-U.S. Holders that are engaged in a U.S. trade or business, please see the discussion set forth under the heading “—Non-U.S. Holders—Income Effectively Connected with a U.S. Trade or Business” below.

Any gain realized on the disposition of the Notes pursuant to exercise of the Fundamental Change Repurchase Right by a Non-U.S. Holder generally will not be subject to U.S. federal income tax (except with respect to accrued and unpaid interest on a Note, which would be taxed as described under “—Non-U.S. Holders—Accrued Interest” below) unless:

•                  such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and such Holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States;

•                  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•                  we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) during the shorter of your holding period or the 5-year period ending on the date of disposition of the Note.

A Non-U.S. Holder described in the first bullet point immediately above will generally be subject to tax as described under the heading “—Non-U.S. Holders—Income Effectively Connected with a U.S. Trade or Business” below. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States.

With respect to the third bullet point immediately above, because we own significant real estate, we believe we are a USRPHC. Assuming that we are a USRPHC during the specified testing period, if the Notes are “regularly traded” (as defined by Treasury regulations) on an established securities market, a Non-U.S. Holder’s disposition of the Notes will not be subject to tax under FIRPTA, provided that the Non-U.S. Holder has not held (actually or constructively) more than 5% of such Notes at all times during the specified testing period. In addition, if (i) our common stock is regularly traded on an established securities market, (ii) the Notes are not regularly traded on an established securities market and (iii) on the date that a Non-U.S. Holder acquires the Notes, and on any date on which such Non-U.S. Holder makes subsequent acquisitions of Notes, the aggregate fair market value of Notes held (actually or constructively) by such Non-U.S. Holder does not exceed 5% of the total value of our common stock, then such Non-U.S. Holder’s disposition of the Notes generally will not be subject to tax under FIRPTA. Based on the definitions in the Treasury regulations and the characteristics of the class of Notes, we do not expect the notes to be treated as regularly traded on an established securities market, although it is not possible to give complete assurance in this regard.

If the disposition of the Notes were subject to taxation under FIRPTA, a Non-U.S. Holder would be required to file a U.S. federal income tax return and generally would be subject to the same treatment as a U.S. Holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals.

Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules. In addition, Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences of disposing of the Notes pursuant to exercise of the Fundamental Change Repurchase Right.

Accrued Interest

The United States generally imposes a 30% U.S. federal withholding tax on payments of interest to Non-U.S. Holders. A Non-U.S. Holder will not be subject to the 30% U.S. federal withholding tax with respect to payments upon the disposition of the Notes pursuant to exercise of the Fundamental Change Repurchase Right that are allocable to accrued and unpaid interest on the Notes, provided that:

i.                  you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

ii.               you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”; and

iii.            you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (on a properly executed IRS Form W-8BEN or W-8BEN-E), or you hold your Notes through certain foreign intermediaries and you and the foreign intermediaries satisfy the certification requirements of applicable Treasury regulations.

If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to amounts paid attributable to accrued but unpaid interest on the Notes, unless you provide us (or other applicable withholding agent) with a properly executed IRS Form W-8BEN, W-8BEN-E or other applicable form claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty.

Income Effectively Connected with a U.S. Trade or Business

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if amounts attributable to accrued and unpaid interest on the Notes or gain realized on the disposition of the Notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be subject to regular U.S. federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a U.S. person unless such

Non-U.S. Holder is eligible for treaty benefits. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. Interest and gains that are effectively connected with a United States trade or business (and, if an income tax treaty applies, attributable to a permanent establishment or fixed base), and therefore are included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the Non-U.S. Holder claims exemption from withholding. To claim exemption from withholding, the Non-U.S. Holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI. In addition, if such a Non-U.S. Holder is a foreign corporation, such Holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

A Non-U.S. Holder generally will be required to comply with certain certification procedures to establish that such Holder is not a U.S. person in order to avoid backup withholding with respect to the proceeds of the disposition of the Notes. In addition, we (or the applicable withholding agent) are required to annually report to the IRS and each Non-U.S. Holder the amount of any interest paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that certain required information is provided timely to the IRS.

Treatment of Non-Exercising Holders

A Holder that does not exercise its Fundamental Change Repurchase Right or Conversion Right with respect to the Notes (i.e., a Holder that does not dispose of the Notes pursuant to this Notice) should generally not incur U.S. federal income tax liability with respect to the Notes as a result of the consummation of the repurchase of Notes by the Company pursuant to this Notice.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS IN LIGHT OF THEIR CIRCUMSTANCES. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR CONVERSION RIGHT, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.

12.                               Additional Information. The Company is currently subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Schedule TO, together with any exhibits and any amendments thereto (including this Notice and the Third Supplemental Indenture), may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Notice some of the information that we file with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. We incorporate by reference the documents listed below (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 3, 2017;

•                  the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the SEC on May 9, 2017, and for the quarterly period ended June 30, 2017, filed with the SEC on August 8, 2017;

•                  the Company’s Current Reports on Form 8-K, filed on January 5, 2017, February 23, 2017, April 14, 2017, April 28, 2017, May 12, 2017, June 6, 2017, June 6, 2017, June 8, 2017, June 19, 2017, June 22, 2017, June 23, 2017, June 23, 2017, June 29, 2017, August 28, 2017, August 28, 2017, September 19, 2017, September 22, 2017, September 28, 2017, October 2, 2017, October 3, 2017, October 10, 2017 and October 10, 2017; and

•                  all documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to the Fundamental Change Expiration Time.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

13.                               No Solicitations. The Company has not, directly or indirectly, employed, retained or compensated any persons to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right.

14.                               Conflicts. In the event of any conflict between this Notice, on the one hand, and the terms of the Indenture or the Notes or any applicable laws, on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, D.R. Horton or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the Conversion Right, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the Conversion Right and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

October 12, 2017	FORESTAR GROUP INC.

ANNEX A
INFORMATION ABOUT THE EXECUTIVE OFFICERS
AND DIRECTORS OF FORESTAR GROUP INC.(3)

The table below sets forth information about our executive officers and directors as of October 11, 2017. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Position
Donald J. Tomnitz	Executive Chairman
Phillip J. Weber	Chief Executive Officer
Charles D. Jehl	Chief Financial Officer and Treasurer
Samuel R. Fuller	Director
M. Ashton Hudson	Director
G.F. (Rick) Ringler, III	Director
Donald C. Spitzer	Director

The business address of each executive officer and director is c/o Forestar Group Inc., 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746, and their respective business telephone number at such address is (512) 433-5200.